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                                                                    EXHIBIT 99.1



                SOUTHWEST BANCORPORATION OF TEXAS, INC. COMPLETES

                        SALE OF INTEREST IN BAY CITY BANK



      Houston, Texas - (November 1, 2002) - Southwest Bancorporation of Texas, Inc. (NASDAQ: SWBT) announced today that it has completed the sale of its interest in First National Bank of Bay City to Prosperity Bancshares in a cash transaction valued at $2.9 million.

     Southwest Bancorporation of Texas, which owned approximately 58% of First National Bank of Bay City, will record a pretax gain of approximately $1 million from the proceeds of the sale during the fourth quarter. Southwest Bancorporation of Texas became a majority shareholder in First National Bank of Bay City in its merger with Citizens Bankers Inc. in 2000.

     "The completion of this sale will allow us to align our service areas more closely," said Paul B. Murphy, Jr., president of CEO of Southwest Bancorporation of Texas. "We are continuing to pursue markets for strategic expansion opportunities."

Southwest Bancorporation of Texas, Inc. is the largest independent bank holding company headquartered in Houston, Texas, with $4.8 billion in assets. The Company focuses on commercial lending and treasury management to businesses in the southwest, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company's subsidiary, Southwest Bank of Texas, N.A., has 33 full-service branches located throughout the Houston Metropolitan area and a loan production office in Dallas.

Certain of the matters discussed in this press release may constitute forward-looking statements for the purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipated," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's


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market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.



Contact:

Sarah Peterson, SVP
Southwest Bank of Texas
713-232-1115
speterson@swbanktx.com


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